Exhibit 10.1

October 6, 2016

PERSONAL & CONFIDENTIAL

Jeffrey Killian

Re:          Employment Terms

Dear Jeff:

I am pleased to extend this formal offer of full-time employment to join Resonant Inc. (“Resonant” or the “Company”) as Chief Financial Officer.  This is a key position reporting directly to myself, Terry Lingren, Chief Executive Officer. I’m excited to have you joining us!  This letter sets out the terms and conditions of your employment with Resonant.

Your first day of employment will be Monday, October 24, 2016 (“Start Date”).  We will pay you a base salary at an annualized rate of $275,000.  Your base salary is payable in accordance with our regular payroll schedule which is currently every two weeks.  You will participate in the executive bonus plan, which is payable at the sole discretion of our Board in accordance with the terms of the executive bonus plan, if any.

You will be entitled to paid vacation in accordance with our vacation policy as generally applicable to all employees.  You may take your vacation at times mutually acceptable to you and the Company.  In this regard, we would appreciate as much advance warning of your vacations as reasonably possible so that your duties can be covered by others in your absence.  You also will be entitled to our normal paid holidays (typically not fewer than ten (10) days per year).

Your place of employment will be based out of the Company’s principal executive offices in Goleta, California, while you maintain your residence in Hillsboro, Oregon.  You will be required to devote all of your business time, energy, skill, and efforts to faithfully and diligently further the business interests of the Company, except as agreed to by the Company in writing in advance.

You will be entitled to participate in all of our employee benefit plans.  These include, among other things, group health insurance and a 401K plan.  We match 100% of contributions under our 401K plan up to a maximum of 5% of your base salary.  Please note that, as with all companies, we reserve the right to change our employee benefit plans from time to time.

Subject to approval from our Board, we will grant you a restricted stock unit award (the “RSU”) for 200,000 shares of our common stock, which RSU will vest quarterly over a four (4) year period commencing with the first business day of the next calendar quarter after your Start Date.  The RSU award will be granted to you as an “inducement” award that is exempt from shareholder approval rules of the Nasdaq Stock Market, and will be subject to your execution of our standard equity award agreement.

In addition to the above, we are also offering you a sign-on bonus of $75,000 (less all required tax withholdings and other applicable deductions), payable no later than the first pay period payment date following your Start Date.  You agree to repay this bonus in full if you voluntarily

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terminate (other than for good reason as defined in the Change in Control Agreement) your employment with the Company prior to the first anniversary of your Start Date.  This sign-on bonus amount will be subtracted from the amount of any annual or other bonus to which you may be entitled for the 2016 and 2017 calendar years.  For clarity, if your sign-on bonus exceeds the amount of any annual or other bonus you earn for the 2016 and 2017 calendar years, you will not be required to refund the excess amount unless you voluntarily terminate your employment with the Company (other than for good reason) prior to the first anniversary of your Start Date.

Your employment will be on an at-will basis.  This means that you will have the right to terminate your employment at any time with or without cause or notice, and the Company will reserve for itself an equal right.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.  Upon any termination of your employment, you will be entitled to receive:

•                                          Any base salary earned but unpaid as of your termination or resignation date;

•                                          Payment in lieu of any vacation accrued but unused as of the date of your termination or resignation;

•                                          Any business expenses incurred but not reimbursed (in accordance with Company policy) as of your termination or resignation date; and

•                                          Any amounts or benefits under any Company compensation, incentive, severance, change in control or benefit plans due and owing and/or vested but not paid as of your termination or resignation date (according to the payment provisions of such plans).

Your employment is conditioned on your signing and returning the enclosed copies of our standard Employee Invention, Confidentiality and Non-Solicitation Agreement (the “Invention Agreement”) and Mutual Agreement to Arbitrate Claims (the “Arbitration Agreement”).  This Letter, the Invention Agreement and the Arbitration Agreement, as well as the Severance and Change in Control Agreement, and equity incentive plan agreements, will together form the entire agreement with respect to the subject matter hereof and thereof, and these agreements together supersede all prior understandings and agreements, whether written or oral, with respect to such matters.  The terms of your employment may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the benefits provided to you and its other employees.

This employment letter is valid for ten (10) business days and will expire if we have not received by that date signed copies of this letter, the Invention Agreement and the Arbitration Agreement.

We look forward to working with you!

Regards,

/s/ Terry Lingren
Terry Lingren, CEO

ACCEPTED AND AGREED:

/s/ Jeffrey Killian
Jeffrey Killian

Enclosures (Invention Agreement and Arbitration Agreement)

cc:                      Barb Harlow, Director of Administration
Lisa Wolf, Vice President of Finance